Mackenzie Financial Corporation




                                BUSINESS CONDUCT
                              POLICY FOR OFFICERS,
                          DIRECTORS AND ACCESS PERSONS


                                December 31, 1998

                                TABLE OF CONTENTS
                                                                            Page

1.  PURPOSE OF THE POLICY  ....................................................1
         Application of Policy.................................................1
         Fair Treatment of Our Funds ..........................................1

2. CONFIDENTIALITY ............................................................1
         Restriction on Communication of Confidential Information .............1
         Do Not Disclose Material Non-Public Information ......................1
         Confidentiality of Investment Decisions ..............................2
         Continuation of Duty .................................................2

3.  STANDARDS OF CONDUCT ......................................................2
         Your Responsibilities to our Funds ...................................2
         Your Obligations to Fellow Employees .................................2
         Your Obligation to Comply with the Law ...............................3
         Breach of Policies ...................................................3

4.  CONFLICTS OF INTEREST  ....................................................3
         Business Judgement Standard ..........................................3
         Examples of Conflicts of Interest ....................................3
         Blackout Periods For Purchase of Publicly-Traded Securities ..........4
         Policy With Respect To Gifts .........................................4
         Disclosure ...........................................................4

5.  SHORT TERM TRADING IN THE FUNDS BY EMPLOYEE ...............................5
         Short-Term Trading Penalty ...........................................5

6.  INSIDER TRADING AND REPORTING RULES FOR OFFICERS ..........................5
         Definition of Insider ................................................5
         Restrictions on Trades by Insiders ...................................5
         Report of Trades by Insiders .........................................6
         Rules for Purchase of Mackenzie and Related Company Securities .......7
         Penalties for Improper Insider Trading ...............................7

7.  PERSONAL TRADING RULES FOR ACCESS PERSONS .................................8
         Application of Personal Trading Rules ................................8
         Special Treatment or Investment Opportunities ........................8
         Who is an "Access Person" ........................................... 8
         Prohibited Activities ................................................9
         Requirement for Independent Trading Decision ........................10
         Requirement to Obtain Prior Approval for Personal Trades ............10
         Exempt Securities ...................................................10
         Procedures to Obtain Prior Approval. ................................11
         Access Person Personal Trading Blackout Periods .....................13
         Personal Trading Reporting Procedures. ..............................13
         Compliance Review Procedures. .......................................14
         Restricted List .....................................................14
         Self-Dealing Restrictions  ..........................................16
         Cross-Trading .......................................................16
         Appointment of Independent Review Committee or Person ...............16
         Annual Report to the Committee. .....................................17
         Annual Review of Policy. ............................................17
         Principles Applicable to External Investment Advisors. ..............17

8.  MEDIA AND ADVERTISING  ...................................................18
         Press Enquiries .....................................................18

9.  REVIEW ...................................................................18
         Review Process ......................................................18

10.  ANNUAL CONFIRMATION .....................................................18
         Annual Confirmation .................................................18

ACKNOWLEDGEMENT ..............................................................19


SCHEDULE A - Media Contact Persons

                            1. PURPOSE OF THE POLICY

1.1 Application of Policy . This Business Conduct Policy (the "Policy") applies to all officers, directors and Access Persons (as defined by this Policy) of Mackenzie Financial Corporation and Mackenzie Financial Services Inc. (collectively referred to as "Mackenzie" in this Policy).

1.2 Fair Treatment of Our Funds. It is fundamental to the continuing success of Mackenzie that we maintain the highest standards of integrity and ethical business conduct in order to ensure the fair treatment of our sponsored mutual funds and other client accounts (collectively, the "Funds"). This can only be achieved if each of our employees, officers and directors adhere to the highest principles of conduct in the discharge of their duties.


                               2. CONFIDENTIALITY

2.1       Restriction  on  Communication  of  Confidential  Information.  In the
          course of your duties at Mackenzie, you may obtain confidential information concerning Mackenzie, its Funds, sales people (including brokers and mutual fund dealers), and employees, officers and directors of Mackenzie and its related companies. Communication of confidential information within and outside of Mackenzie should be permitted only when the recipient of the information has a legitimate need to know such information in connection with his or her duties. This requirement of confidentiality also applies to any asset of Mackenzie including trade secrets, computer software, company records and other proprietary information.

2.2      Do Not Disclose Material Non-Public Information.

          (a) You may not use for your own financial gain or disclose for the use of others, material information obtained as a result of your employment or service with Mackenzie which has not been previously disclosed to the public.

          (b)  Examples of material non-public information include:

               (i)  an actual or proposed change in control of Mackenzie;

               (ii) a change in Mackenzie's dividend policy;

               (iii)a significant change in earnings or anticipated  earnings of
                    Mackenzie;

               (iv) a merger or acquisition by Mackenzie;

               (v) any other information which has not been generally disclosed to the investing public which would be likely to materially affect the price of publicly-traded shares.

2.3 Confidentiality of Investment Decisions . If you have access to information about trades for the Funds you must keep all investment decisions confidential until the trades have been made public in accordance with the requirements of the Securities Act (Ontario) or distributed to the public by Mackenzie.

2.4 Continuation of Duty . The duty of confidentiality applies to you even after you leave Mackenzie.


                            3. STANDARDS OF CONDUCT

3.1       Your Responsibilities to our Funds .

          (a) As an employee, officer or director of Mackenzie, you are required to put the interests of Mackenzie's Funds first, ahead of your personal self-interests. Above all, you must not take unfair advantage of your position at Mackenzie nor your relationship with the Funds, or engage in any conduct which is not in the best interests of the Funds or Mackenzie.

          (b) In addition, if you are an "Access Person" (described in Section 7 of this Policy), there are special rules which apply to your personal trading activities. Trading transactions for the Funds always have priority over your personal trading transactions.

          (c) Mackenzie has a statutory duty to the Funds to act honestly, in good faith and in their best interests and to exercise the degree of care, diligence and skill that a reasonably prudent manager would exercise in the circumstances. You must adhere to a similar standard in performing your employment duties at Mackenzie.

3.2 Your Obligations to Fellow Employees . Mackenzie adheres to principles of fair and equitable treatment of employees, including the evaluation process, hiring, discipline, training and general interaction. Mackenzie and its employees, officers and directors are bound by the Human Rights Code, including the prohibition on discrimination or harassment of others on the basis of age, race, colour, language, national origin, religion, creed, marital status or sexual orientation.

3.3       Your Obligation to Comply with the Law .

          (a) Mackenzie and its employees, officers and directors are required to comply with all laws applicable to Mackenzie's business operations, including securities laws and other legal obligations concerning the provision of investment advisory services, insider trading or reporting of insider transactions.

          (b) You have a duty to know, understand and comply with any of those laws which apply to your employment duties and responsibilities. You should be aware that your legal obligations may be more extensive than your obligations to Mackenzie and our Funds under this Policy. If you are uncertain about these requirements, contact the Legal Department for guidance.

3.4 Breach of Policies . Failure to comply with this Policy or other published policies of Mackenzie may be grounds for a warning, revision of responsibilities, suspension or dismissal without further notice, depending on the particular circumstances. If you commit fraud or undertake any other illegal activity against the Funds or Mackenzie, your conduct also will be reported to the appropriate legal enforcement authorities. All employees, officers and directors must report any contravention of Mackenzie policies which comes to their notice, and co-operate in any resulting investigation.


                            4. CONFLICTS OF INTEREST

4.1 Business Judgement Standard . You must try to avoid any situation in which your personal interests are in conflict with your duties as an employee, officer or director of Mackenzie. When you are faced with conflicts of interest, you are required to exercise the business judgement of a responsible person, uninfluenced by considerations other than the best interests of Mackenzie and the Funds.

4.2 Examples of Conflicts of Interest . Conflicts of interest may arise in a number of ways. Some examples are:

          (a) a personal interest in a proposed business transaction involving Mackenzie or in a business activity also conducted by Mackenzie;

          (b)  a proposed directorship in a public company;

          (c) becoming an insider in any public company by acquiring more than 10% of the voting rights of that company;

          (d) use of Mackenzie's name in connection with outside political, charitable or other business activities;

          (e) an interest in the business of a supplier, contractor, customer, competitor of Mackenzie or in a company in which Mackenzie has an investment; and

          (f) any business or personal activity which would interfere with your employment duties at Mackenzie.

4.3 Blackout Periods For Purchase of Publicly-Traded Securities . It is important that employees, officers and directors not purchase or sell securities of Mackenzie Financial Corporation, Mackenzie Investment Management Inc., the Mackenzie Master Limited Partnership or the
          Mackenzie Income Trust if they have knowledge of any material non-public information. Non-public information in the context of our publicly-traded securities most often arises immediately prior to release of quarterly and annual financial results. Accordingly, we will impose blackout periods of 5 trading days before the release of financial information, and for a period of 2 trading days after the release of the information (to permit adequate dissemination into the marketplace) during which you must not trade in the securities of those entities. You will be notified by memorandum of the exact dates of all blackout periods.

4.4 Policy With Respect To Gifts . You may only accept gifts from persons or companies unrelated to Mackenzie which represent promotional items of minimal value, such as golf balls, mugs, inexpensive pens or golf shirts. You may also accept reasonable business promotion benefits such as occasional meals, concert tickets or sporting event tickets. You may not accept any gift of cash, by cheque, or as any other financial equivalent to cash.

4.5 Disclosure . If you know a conflict of interest exists or could arise, provide all details of the conflict of interest to the Executive Vice-President, Legal immediately. If you are uncertain as to whether a conflict of interest exists or could arise, discuss the matter with the Executive Vice-President, Legal immediately.

               5.  SHORT TERM TRADING IN THE FUNDS BY EMPLOYEES,
                             OFFICERS AND DIRECTORS

5.1 Short-Term Trading Penalty . You are encouraged to invest in any of our Funds. However, investments in all Funds other than our money market funds must remain for a minimum of 30 days in order to avoid increased expenses for the Funds. Your Investments in non-money market funds which are redeemed within 30 days of the purchase date may be charged a 1% short-term trading penalty which will be retained by the Funds to compensate for the increased expenses.


               6. INSIDER TRADING AND REPORTING RULES FOR OFFICERS
                                   AND DIRECTORS


6.1 Definition of Insider. The following persons are insiders of Mackenzie for purposes of the relevant securities laws:

          (a) every director and each officer of Mackenzie holding the office of Assistant Vice-President or higher; and

          (b) every director and each officer of a Mackenzie subsidiary holding the office of Assistant Vice-President or higher.

          In addition, all directors and officers of Mackenzie and its subsidiaries are insiders of Mackenzie Investment Management Inc. ("MIMI"), the Mackenzie Master Limited Partnership ("Master LP") and the Mackenzie Income Trust ("MIT") by virtue of our ownership of more than 10% of the voting shares of MIMI and because Mackenzie Financial Services Inc. is the General Partner of the Master LP and the MIT.

6.2       Restrictions on Trades by Insiders.

          (a) It is illegal for an insider or a person in a special relationship with Mackenzie to give any information to another person before it has been generally disclosed to the public, other than during the necessary course of business, whether or not the other person uses the information for trading purposes.

          (b) It is also illegal for an insider or a person in a special relationship with Mackenzie to purchase or sell securities of Mackenzie with knowledge of a material change or a material fact relating to Mackenzie that has not been generally disclosed to the public (collectively referred to in this Policy as material non-public information).

          (c) A "person in a special relationship" to Mackenzie includes each insider, affiliate or associate of Mackenzie and a person who was an insider, affiliate or associate at the time of learning about the material non-public information, but who has ceased to hold that position.

          (d) A "material change" is defined in the Securities Act (Ontario) to be a change in the business, operations or capital of the issuer that would reasonably be expected to have a significant effect on the market price or value of any of the securities of the issuer. In addition, "material fact" means a fact that significantly affects or would reasonably be expected to have a significant effect on the market price or value of such securities.

          (e) Examples of "material non-public information" that an officer or director could become aware of would include:

               (i)  an actual or proposed change in control of Mackenzie;

               (ii) a change in Mackenzie's dividend policy;

               (iii)a significant change in earnings or anticipated  earnings of
                    Mackenzie;

               (iv) a merger or acquisition by Mackenzie;

               (v) any other information which has not been generally disclosed to the investing public which would be likely to materially affect the price of Mackenzie stock.

          In summary, you may not use for your own financial gain or disclose for the use of others, inside information obtained as a result of your relationship with Mackenzie.

6.3 Report of Trades by Insiders. Mackenzie has adopted the following rules for the reporting of trades by Mackenzie insiders for purchases of stock of Mackenzie, MIMI, the Master LP and the MIT:

          (a) an initial insider report must be filed by each new insider of Mackenzie within 10 days of the date on which that person becomes a Mackenzie insider, unless the person does not own beneficially, directly or indirectly, or exercise control or direction over, any Mackenzie, MIMI, Master LP or MIT securities.

          (b) an insider must file a change report describing any change in securities previously held or reported (or the first acquisition of Mackenzie, MIMI, Master LP or MIT securities) within 10 days of the trade date of the purchase or sale transaction.

          (c) the rules for reporting changes apply to any transfer to a nominee, agent or custodian, unless the transfer is merely to give collateral for a genuine debt, and apply if you are an insider in a company other than Mackenzie, MIMI, the Master LP or the MIT.

          (d) the insider reporting forms are maintained on computer disk in the Legal Department and will be prepared by that Department on receipt of the applicable transaction details. Individual insider files are maintained by the Legal Department for all Mackenzie insiders, and for all applicable securities transactions. If you wish to prepare your own insider trading forms you are required to provide a copy of the form to the Legal Department at the same time that you file the form with the provincial securities commissions.

          (e)  at  present,  Mackenzie,  MIMI,  the  Master  LP and  the MIT are
               reporting  issuers  in  Alberta,   British  Columbia,   Manitoba,
               Newfoundland, Nova Scotia, Ontario, Quebec and Saskatchewan.

6.4 Rules for Purchase of Mackenzie and Related Company Securities. It is important that insiders or persons with material non-public information about Mackenzie, MIMI, the Master LP and the MIT do not purchase or sell stock if they have knowledge of information which would constitute material non-public information or where trading activity might give rise to the perception that they possessed material non-public information. Therefore, Mackenzie has adopted the blackout periods set out in Section 4.3 of this Policy applicable to the purchase of securities of those public entities.

6.5 Penalties for Improper Insider Trading. There are also restrictions in provincial securities legislation preventing trading in other companies' shares, or in "tipping" other persons, on the basis of material non-public information. For example, an insider who contravenes the restrictions imposed by the Securities Act (Ontario) on insider trading is liable on conviction to a fine of up to $1,000,000 and/or imprisonment for a term of up to 2 years. Higher damages may apply in certain circumstances.

                  7. PERSONAL TRADING RULES FOR ACCESS PERSONS

7.1 Application of Personal Trading Rules. All "Access Persons" (as defined below) are subject to special rules and restrictions with respect to trading in securities within accounts covered by this Policy (referred to as "personal trading"), as set out in this Section
          7. Access Persons must not use any non-public information about our Funds for their direct or indirect personal benefit or in a manner which would not be in the best interests of our Funds. That prohibition includes what is commonly called "front-running" and it is not only a breach of our Policy, but is generally punishable under Canada's securities legislation.

7.2 Special Treatment or Investment Opportunities. Access Persons also must not use their position in Mackenzie to obtain special treatment or investment opportunities not generally available to our Funds or the public. Although non-management directors will not generally be considered to be Access Persons under this Policy, they must adhere to the same standards of ethical conduct as Access Persons when they are in possession of non-public information or if they are offered special treatment or investment opportunities not generally available to the public by reason of their role as directors of Mackenzie.

7.3       Who is an "Access Person".

          (a)  Access  to  Non-Public  Trading  Information.  You are an  Access
               Person if you are an employee who has, or is able to obtain access to, non-public information concerning the portfolio holdings, the trading activities or the ongoing investment programs of our Funds.

          (b) These Restrictions Apply to Various Accounts. If you are an Access Person, the restrictions apply to:

               -    accounts registered in your name;

               - accounts for which you are able to, directly or indirectly, exercise investment or voting control; and

               -    accounts in which you have a "beneficial interest".

          (c) What is a "Beneficial Interest". You have a beneficial interest in an account if you are in a position to receive benefits comparable to ownership benefits (through family relationship, understanding, agreement or by other arrangements) or you have the ability to gain ownership, either immediately or at some future time.

          (d) Examples of Beneficial Interest. You are considered to have a beneficial interest in accounts:

               -    registered in your name;

               - held by your spouse or other family members living in the same household;

               - held by a corporation, partnership or other entity in which you participate in the investment or voting decisions;

               - held in trust for you or those listed above, unless (i) the trustee is someone other than your spouse or other family members living in the same household; and (ii) you are not able to, directly or indirectly, exercise investment or voting control over the account; and

               - held by an investment club, of which you or those listed above participate in the investment or voting decisions.

          The above examples are not exhaustive of all situations in which a beneficial interest can exist. If you are uncertain about whether a beneficial interest exists, or wish to obtain an exemption for a specific account, contact the Legal Department compliance personnel (referred to in this Policy as the "Compliance Officer").

7.4       Prohibited Activities. The following activities are prohibited:

               -    violating Canada's securities laws;

               - communicating any non-public information concerning our Funds or their investment trading to any persons within Mackenzie who are not Access Persons or to anyone outside Mackenzie;

               - inducing a Fund to take, or fail to take, any action because of personal interests;

               - using knowledge of the Fund's portfolio transactions to profit by the market effect of such transactions (e.g. "front running" or similar activities);

               - using your position in Mackenzie to obtain special treatment or investment opportunities not generally available to our Funds or the public;

               - a purchase by an Access Person of an offering which is subject to allocation, such as a new or secondary public offering or a private placement (other than the limited private placement exceptions set out in Section 7.8(b);

               -    a trade by an Access Person to or from one of our Funds;

               - a trade by an Access Person in a security for which there is an unfilled order outstanding by any of our Funds; and

               - the use of derivatives to evade the restrictions imposed by this Policy.

          Other activities which are not specifically listed may still be inappropriate if they would place you in a position of conflict with the best interests of our Funds. If you are uncertain about whether a particular activity may be prohibited, contact the Compliance Officer.

7.5 Requirement for Independent Trading Decision. If a portfolio manager personally has registered ownership, can exercise investment or voting control or has a beneficial interest in a security, and wishes to make an initial purchase of a security of the same issuer for his/her managed Fund, that decision must be reviewed and confirmed by another portfolio manager or independent person uninfluenced by any factor other than whether the proposed purchase is in the best interests of the Fund. The initial decision to buy the security for the Fund must be reported to the Compliance Officer along with supporting reasons for the decision.

7.6 Requirement to Obtain Prior Approval for Personal Trades. All Access Persons must obtain prior approval from the Compliance Officer for a personal trade. Only the securities listed in Section 7.7 are exempt from this pre-clearance process. All other trades must be pre-cleared and will only be approved if the Compliance Officer is satisfied that the personal trade will not conflict with the best interests of our Funds and has not been offered to you because of your position in Mackenzie.

7.7 Exempt Securities. The following securities are exempt from the pre-clearance and reporting procedures in this Policy:

               - securities of open-end mutual funds, segregated funds and pooled trust funds;

               - securities issued or guaranteed by the Government of Canada, or the government of any province in Canada;

               - securities issued or guaranteed by the Governments of the United States, United Kingdom, Germany, Japan, France and Italy;

               - guaranteed investment certificates, certificates of deposit, and other deposits with financial institutions (although they may not technically be "securities");

               - short-term debt securities maturing in less than 91 days from their date of issue;

               - options, futures or other derivatives on any broadly based market indices approved by the Compliance Officer;

               -    physical   commodities  or  securities   relating  to  those
                    commodities; and

               - securities of Mackenzie and its affiliates, in which our Funds are prohibited from investing.

          The above securities have been designated as exempt securities because trading in those securities by Access Persons will generally not affect the price of the securities or limit their availability to our Funds, or because trading in those securities by our Funds will not provide a personal benefit to the Access Person.

7.8 Procedures to Obtain Prior Approval. The following procedures have been adopted to ensure that only personal trades which do not conflict with the best interests of our Funds and which do not provide a benefit to the Access Person from any anticipated Fund trading will be approved by the Compliance Officer:

          (a) No Conflict by Access Person. The Access Person must advise the Compliance Officer that he or she:

               - does not possess material non-public information relating to the security;

               - is not aware of any proposed trade or investment program relating to that security by any of our funds;

               - believes the proposed trade has not been offered because of the Access Person's position in Mackenzie and is available to any market participant on the same terms;

               - believes the proposed trade does not contravene any of the prohibited activities listed in Section 7.4 and, if the Access Person is a portfolio manager, that the proposed trade is not an appropriate trade for the portfolio manager's managed funds at that time; and

               -    will  provide  any  other   information   requested  by  the
                    Compliance Officer concerning the proposed personal trade.

          (b) Special Rules for Private Placements. Private Placements will not be approved unless, in addition to the requirements for the approval of other trades, the Compliance Officer is satisfied that the issuer is a "private company" under the Securities Act (Ontario) and the Access Person has no reason to believe that the issuer will make a public offering of its securities in the foreseeable future. Examples of private placements which would likely be approved include:

               - shares, units or similar evidence of ownership of private companies, private partnerships and other issuers where the Access Person has a close personal or business relationship (other than a relationship arising from the Access Person's position with Mackenzie) with the founder or promoter of the issuer; and

               - tax shelters which are generally available on a private placement basis.

          (c) Compliance Officer Review. The Compliance Officer will review all relevant information and will only grant approval for the proposed personal trade if the Compliance Officer is satisfied that the trade will not be contrary to the best interests of our Funds, and does not contravene any of the other restrictions imposed by this Policy.

          (d) Trading Approval Period. The Compliance Officer will determine the period of time during which the Access Person may conduct the approved trade. The Access Person must re-apply for prior approval if any part of the approved trade has not been completed by the end of the trading approval period and the Access Person still wishes to complete the remainder of the trade.

          (e) De Minimus and Other Exception Rules. The Compliance Officer may develop de minimus and other exception rules to permit a personal trade to proceed where there is no likelihood of the trade being contrary to the best interests of the Funds. For example, the Compliance Officer may elect to waive the 5 trading days blackout period described below where the Funds have disposed of all of their shares of the relevant security and the Access Person also wishes to sell the same security.

7.9 Access Person Personal Trading Blackout Periods. If the Access Person is a portfolio manager, the Compliance Officer will generally not approve the proposed trade if there has been trading in a security of the same issuer by the portfolio manager's managed funds within the previous 5 trading days. In all other cases, the Compliance Officer will generally not approve the proposed trade by the Access Person if there has been trading in a security of the same issuer by any of our Funds within the previous trading day.

7.10 Personal Trading Reporting Procedures. If you are an Access Person, you must:

          (a) Initial List of Holdings. As of the commencement of this Policy, or upon commencing employment with Mackenzie, provide the Compliance Officer with a complete list (the number of securities and the names of the securities) of the securities for all of your accounts covered by this Policy.

          (b) Copies of Account Statements. Instruct your dealer to provide duplicate copies of all statements for your accounts covered by this Policy on a timely basis to the Compliance Officer.

          (c) Confirmations of Trades. Instruct your dealer to provide duplicate copies of all confirmation slips for your accounts covered by this Policy on a timely basis to the Compliance Officer.

          (d) Quarterly Report. Provide a report within 10 days of each quarter- end disclosing all personal trading transactions which occurred during that quarter.

          (e) Annual Reports of Holdings. Provide a report within 35 days of each calendar year-end listing the number and name of all personal securities holdings for your accounts covered by this Policy.

          (f) Other Information. Provide such other information from time to time as may be requested by the Compliance Officer for the proper administration of the personal trading rules in this Policy.

7.11      Compliance Review Procedures.

          (a) Review of Reported Trades. The Compliance Officer will review on a regular basis reporting by Access Persons to ensure compliance with the personal trading procedures in this Policy.

          (b) Confidentiality of Information. All information received by the Compliance Officer will be kept confidential and will only be disclosed to others if the disclosure is required to administer this Policy or is required by securities regulators or other competent legal authorities. Both the Compliance Officer and the Access Person are required to keep details of personal trading approval requests confidential (whether the trades are permitted or denied), subject to any legal obligation to report the trade under Canada's securities legislation.

          (c) Enforcement of Personal Trading Procedures. The Compliance Officer will report any violations of the personal trading procedures, and the action taken by Mackenzie, to the Independent Review Committee or person designated under Section 7.15 of this Policy.

          (d) Breach of Code. You must report to the Compliance Officer any violations of this Policy which come to your attention. If you breach any of the provisions of this Policy, knowingly or unknowingly, you may be issued a written warning, have your employment responsibilities revised, be required to forfeit any trading profits, be suspended or be terminated. You also may face additional punishment under Canada's securities laws. You must cooperate fully in any investigations initiated by Mackenzie under this Policy or by securities regulators or other competent legal authorities.

7.12      Restricted List.

          (a)  Criteria. The Restricted List will comprise companies in which:

               (i)  investment personnel have material non-public information;

               (ii) Mackenzie or its managed  accounts have, or are approaching, a "substantial ownership interest" (20% or more of the voting rights) on an aggregate basis;

               (iii)Portfolio  managers have  determined  that securities of the companies should be purchased or sold by our managed accounts (a "significant investment program");

               (iv) Mackenzie or any of its officers or directors owns more than
                    10% of the outstanding shares; or

               (v) it is determined that regulatory restrictions preclude investment by our managed accounts.

          (b) Where the Restricted List is Maintained. The Legal Department will maintain the Restricted List in conjunction with information supplied by the Investment Department.

          (c) Adding Names to the Restricted List. Access Persons must give notice to the Legal Department to add the name of a company to the Restricted List when they have reason to believe that any of the conditions in (a) above are present.

          (d) Non-Public Information. If a company is on the Restricted List by reason of material non-public information, Access Persons must refrain from trading in securities of that company on behalf of Mackenzie's managed accounts or for their personal account until the material non-public information becomes public.

          (e) Substantial Ownership Interest. If a company is on the Restricted List by reason of a substantial ownership interest, Access Persons trading on behalf of Mackenzie's Funds should ensure that any proposed trades will not exceed the following limits:

               (i) no single Mackenzie Fund will own more than 10% of any class of shares of the company; and

               (ii) Mackenzie's sponsored mutual funds collectively will not own more than 20% of the voting rights of the company;

          (f) Significant Investment Program. If a company is on the Restricted List by reason of a significant investment program, Access Persons must not trade in securities of that company for their personal account until the investment program is complete and the proposed personal trade has been pre-cleared as required by this Policy.

7.13      Self-Dealing  Restrictions.   Additional  self-dealing  rules  in  the
          Securities Act (Ontario) prohibit the following transactions:

          (a) an investment by any accounts managed by Mackenzie (including the mutual funds) in any company in which any officer or director of Mackenzie or their associates owns more than 10% of the outstanding securities of the company;

          (b) an investment by any of our managed portfolios in a company in which any portfolio manager of Mackenzie or MIMI is an officer or director, unless that specific fact is disclosed to the managed account and the written consent of the client is obtained before the purchase; and

          (c) the purchase or sale of the securities of any company from or to the account of any portfolio manager of Mackenzie or MIMI or their associates.

7.14 Cross-Trading. Portfolio managers may trade securities from one managed account to another managed account generally only through the facilities of a stock exchange and only at a market price that is fair to each of the managed accounts. Portfolio managers should obtain market value information from more than one market source before completing the cross-trade transaction and document the information received. Exceptions to this rule may be made for MIMI funds and certain securities not listed on an exchange. Portfolio managers should refer to the Compliance Officer where appropriate.

7.15      Appointment of Independent Review Committee or Person.

          (a) Mackenzie has appointed the Regulatory Compliance and Ethics Committee of the Board of Directors of Mackenzie as an
               Independent Review Committee to oversee this Business Conduct Policy. Each of the independent directors on the Committee is free from any interest and any business or other relationship which could, or could reasonably be perceived to, materially interfere with the individual's ability to act in the best interests of Fund investors under this Policy.

          (b) The Committee will be responsible for approval of all personal trading rules and other provisions of this Policy and for monitoring the administration of the Policy from time to time. The Board of Directors of Mackenzie has approved the provisions of this Policy.

7.16 Annual Report to the Committee. The Compliance Officer will provide a written report, at least annually, to the Independent Review Committee summarizing:

               -    compliance with the Policy for the period under review;

               -    violations of the Policy for the period under review;

               - sanctions imposed under the Policy by Mackenzie during the period under review;

               - whether Mackenzie's external investment advisors have confirmed that they have complied with the basic principles set out in section 7.18 of this Policy in providing investment advisory services to Mackenzie's Funds during the period under review;

               -    change in procedures recommended for the Policy; and

               -    any other information requested by the Committee.

7.17 Annual Review of Policy. After receiving the Compliance Officer's report, the Independent Review Committee will review the Policy to ensure that Mackenzie's administration of the Policy is adequate, and to identify any amendments which may be necessary in light of legal and business developments and Mackenzie's experience in administering the Policy. The Committee will recommend such amendments to Mackenzie's Board of Directors for consideration.

7.18 Principles Applicable to External Investment Advisors. In order to exercise our statutory standard of care as manager of our Funds, Mackenzie will require each external investment advisor to confirm in writing that, in providing investment advisory services to our Funds, it will:

               - act honestly, in good faith and in the best interests of the Funds and exercise the degree of care, diligence and skill that a reasonably prudent manager would exercise in the circumstances, or otherwise adhere to the standard of care required of a reasonably prudent manager in its home jurisdiction;

               - comply with all securities laws applicable in its home jurisdiction (and, to the best of its knowledge, other jurisdictions in which the Funds invest) with respect to any activities carried out on behalf of the Funds;

               - require the portfolio managers and any insiders of the Fund's portfolio activities to place the interests of the Funds first, ahead of their own interests, in all personal trading conflicts of interest involving securities which would not be exempt securities under this Policy; and

               - submit a report annually to Mackenzie confirming compliance with these personal trading standards in respect of the advisory services provided to the Funds.

                            8. MEDIA AND ADVERTISING

8.1 Press Enquiries. Any media questions or requests for interviews should be referred to the persons listed in the Media Contact Persons schedule which accompanies this Policy.


                                   9. REVIEW

9.1 Review Process. The Legal Department will update this Policy as required to reflect any changes in the law. The Policy will be reviewed by the Independent Review Committee and the Board of Directors of Mackenzie annually. If you are uncertain about any requirements or procedures in this Policy, you should contact the Executive Vice- President, Legal.

                             10. ANNUAL CONFIRMATION

10.1 Annual Confirmation. You will be asked on an annual basis to sign the Acknowledgement form set out below to confirm your awareness of the Policy, your compliance with its provisions during the prior year and your commitment to abide by its terms in the current year. The Acknowledgement should be returned to Mackenzie's Legal Department.

                                 ACKNOWLEDGEMENT

     I hereby acknowledge that I have read the Business Conduct Policy For Officers, Directors and Access Persons of Mackenzie and am fully aware of its terms. I confirm that during the prior year I have complied with all provisions of the Policy and that I will comply with those provisions in the current year.


---------------------                   -----------------------
Signature                               Date




Please print your name


Please return this signed Acknowledgement to Harold P. Hands, Executive Vice-President, Legal.

                                   SCHEDULE A

                         MACKENZIE FINANCIAL CORPORATION

                             Business Conduct Policy

                              Media Contact Persons

Officer             Title                         Subject Matter

Alexander Christ    Chairman &                    Any matter
                    Chief Executive Officer

Theresa Currie      President &                   Multiple Retirement
                    Chief Executive Officer       Services Inc.

Neil Lovatt         Vice-Chairman                 Investment Management

Philip Cunningham   Executive Vice-President      Marketing

David Feather       Senior Vice-President         Marketing

Harold Hands        Executive Vice-President      Legal, Investor Relations

James Hunter        President and Chief           Any matter
                    Executive Officer

James Dryburgh      Senior Vice-President &       Financial
                    Chief Financial Officer

Scott Sinclair      Chief Operating Officer       Multiple Retirement Services
                                                  Inc. or
                                                  M.R.S. Securities Services
                                                  Inc.

Laurie Munro        Vice-Chairman                 M.R.S. Trust Company,
                                                  Multiple Retirement Services
                                                  Inc.,
                                                  M.R.S. Securities Services
                                                  Inc.

Richard Sambrook    Senior Vice-President         Counsel Accounts

Mark Tiffin         Senior Vice-President         Marketing

Allan Warren        President & Chief Executive   M.R.S. Trust Company
                    Officer